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                                                                     Exhibit 5.1


                                      August 3, 2005




Fulton Financial Corporation
One Penn Square
Lancaster, PA  17604

                          Re:       Fulton Financial Corporation
                                    Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as special counsel to Fulton Financial Corporation, a Pennsylvania corporation (the "Corporation") in connection with the filing by the Corporation with the Securities and Exchange Commission (the "Commission") of an exchange offer registration statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Act"), relating to the issuance of up to $100 million principal amount of 5.35% Subordinated Notes due April 1, 2015, Series B (the "Exchange Securities"), by the Corporation pursuant to the Indenture, dated as of March 28, 2005 (the "Indenture"), between the Corporation and Wilmington Trust Company, as Trustee.

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act. Capitalized terms used and not defined herein shall have the respective meanings set forth in the Registration Statement.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:


         (i) Copy of the Registration Statement on Form S-4 filed by the Corporation with the Commission on June 22, 2005 under the Act;



         (ii) Copy of Amendment No. 1 to the Registration Statement on Form S-4 filed by the Corporation with the Commission on August 3, 2005 under the Act;



         (iii) Executed copy of the Indenture;



         (iv) Form of certificate evidencing the Exchange Securities; and



         (v) Executed copy of the Registration Rights Agreement, dated as of March 28, 2005 (the "Registration Rights Agreement"), by and among the Corporation and the Initial Purchasers.

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Fulton Financial Corporation
August 3, 2005                                                            Page 2



We have also examined such other documents, corporate records, certificates and other instruments, and have examined such matters of law, as we have deemed appropriate for the purpose of rendering the opinion expressed below.

         Where we have deemed appropriate, we have relied upon representations or certifications of officers of the Corporation. We have assumed the accuracy of all statements of fact therein and in the documents listed above, and we have not made any independent investigation thereof. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals and authenticity of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and, except for the Exchange Securities, the validity and binding effect and enforceability thereof.

         This opinion letter is based upon our review of the documents referred to herein. In rendering this opinion letter, except for any matter that is specifically addressed in the opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document. Each assumption herein is made and relied upon with your permission and without independent investigation. The attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the laws of the State of New York and the federal laws of the United States of America. Any opinion expressed below to the effect that any agreement is valid, binding and enforceable relates only to an agreement that designates therein the laws of the State of New York as the governing law thereof. We do not express any opinion herein with respect to any matter not specifically addressed in the opinion expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the "doing business," securities or tax laws of any jurisdiction, other than the federal securities laws of the United States. As to matters involving the laws of the State of Pennsylvania, we have made no independent investigation thereof and, with your permission, have relied upon the opinion of Barley, Snyder LLC, upon which opinion we believe it is reasonable to rely.

         Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and when the Exchange Securities are executed, authenticated and delivered in the manner provided for in the exchange offer as contemplated in the Registration Rights Agreement, the Exchange Securities will be legally issued, fully paid and nonassessable and will constitute valid and binding obligations of the Corporation and will entitle the holders thereof to the benefits of the Indenture, enforceable against the Corporation in accordance with their terms, except as rights to indemnity and contribution thereunder may be limited under applicable law or public policy, and subject to the qualifications that (i)
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Fulton Financial Corporation
August 3, 2005                                                            Page 3



enforcement thereof may be limited by bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium or other laws (including the laws of fraudulent conveyance and transfer) or judicial decisions affecting the enforcement of creditors' rights generally or the reorganization of financial institutions and (ii) the enforceability of the Corporation's obligations thereunder is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and to the effect of certain laws and judicial decisions upon the availability and enforceability of certain remedies, including the remedies of specific performance and self-help.

         We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform the Corporation or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein.

         We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Opinions" in the prospectus which is part of the Registration Statement.

                                      Very truly yours,

                                     /s/ Thacher Proffitt & Wood LLP